Exhibit 10.7

Consultant Agreement

with Darrel T. Uselton & his affiliates (Protrading.com)

Darrel Uselton, ProTrading.com
16000 Barker’s Point Lane, Suite 170
Houston, Texas 77079
Phone (281) 584-0751 - Email darrel@protrading.com

October 14, 2004

HouseRaising, Inc.
4801 E. Independence Blvd.
Charlotte, NC 28212

Attn: Robert McLemore, President

Dear Mr. McLemore:

This is to confirm our understanding that you wish to engage Darrel T. Uselton (“Uselton”), and his affiliates, to include ProTrading.com (“ProTrading”) a division of Warrior Capital (“Warrior”), as Capital Markets Advisors to HouseRaising, Inc. - OTCBB: HRAI - (the “Company”) with respect to capital market operations, secondary market trading, and general investor relations matters for the Twelve month period commencing the date hereof. In connection with duties performed hereunder by Uselton or his affiliates, each shall devote such business time and attention to matters on which the Company shall request its services. Uselton and/or his affiliates shall render all services.

A. Financial Services
During the term of this agreement, Uselton and/or his affiliates shall provide the Company with such regular and customary investor relations and capital market management services as are reasonably requested by the Company, provided that we shall not be required to undertake duties not reasonably within the scope of the services in which we are generally engaged. In performance of our duties, we shall provide the Company with the benefits of our best judgment and efforts. It is understood and acknowledged by the parties that the value of our services and advice is not measurable in a quantitative manner and we shall be obligated to render advice and services upon the request of the Company, in good faith, as shall be determined by us. Our duties may include, but will not necessarily be limited to:

•	Periodic reporting as to developments concerning the general financial markets and the public securities markets which may be of interest or concern to the Client or the Client’s business.
•	Assistance in engaging PR, IR and/or advertising firms or mediums;
•	Broker/dealer and/or institutional investor contacts and introductions for Client
•	Outside market maker selection & management,
•	Secondary trading management, and
•	Proprietary sponsorship & market support.

The Company acknowledges that Uselton and/or his affiliates may for its own account, structure and invest in proprietary investments in the Company, outside the scope of this Agreement and not for compensation provided for under this Agreement.

The Company further acknowledges that Uselton and/or his affiliates are in the business of providing capital market’s services (of all types contemplated by this agreement) to others. Nothing herein contained shall be construed to limit or restrict Uselton and/or his affiliates in conducting such business with respect to others or in rendering such advice to others.

B.  Compensation
In consideration of such services described herein, the Company agrees to:

(i) Issue to Uselton, or his designee(s), 250,000 newly issued 144 restricted shares, payable within 10 calendar days upon approval & acceptance of this Agreement by the Company, to be held by Uselton, or his designee(s), as a long-term investment, and
(ii) Arrange from a stockholder of the Company or his designee(s), 50,000 registered or otherwise freely tradable common shares (“Stock”), payable within 5 calendar days upon approval & acceptance of this Agreement by the Company.
(iii) Arrange from a stockholder of the Company or his designee(s), 200,000 common shares (“Stock”) to be qualified and registered in the Company’s next registration statement (SB-2), expected to occur within 60 calendar days of approval & acceptance of this Agreement by the Company

It is also hereby agreed that Uselton and the Company may in good faith negotiate additional stock options with third party stockholders of the Company, at various prices, on an as needed basis, to effectuate a stable secondary market or for financing options.
The payments referenced in this paragraph shall be in addition to any other compensation, reimbursement of expenses, or costs described herein.

C. General
The services to be provided by Uselton and/or his affiliates hereunder, do not include the giving of tax, legal, regulatory, actuarial or other specialist advice or the provision of any other services unless we specifically agree in writing to provide such services. Uselton will have no liability in respect of any services or advice provided to the Company by persons other than Uselton’s affiliates (including accountants, legal advisers and other specialist advisers) and the degree to which we may rely on the work of such other persons shall not bc affected by any limitation of liability for such work agreed between them and the Company.
Notwithstanding that Uselton and/or its affiliates are not held responsible or liable for due diligence, we reserve the right at our absolute discretion and for our own purposes to take whatever steps we may consider appropriate to satisfy ourselves as to the accuracy and completeness of any public documents issued in connection with any transaction and the Company agrees to co-operate fully with us in the taking of such steps.
If we think it necessary or desirable, we may delegate the performance of any of the services set out in this letter to any of our affiliated parties.
In addition to all other charges payable to Uselton as per the terms hereof, the, Company agrees to reimburse us, upon requests made from time to time, for all of our reasonable pre-approved, out-of-pocket expenses incurred in connection with our activities under this agreement.

D. Indemnity

The Company agrees to indemnify Uselton, his affiliates and all related persons, in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety.
This letter, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. This agreement shall be governed by and construed under the laws of the State of Oklahoma without regard to principles of conflicts of law thereof. Neither the execution and delivery of this letter by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto.

If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter, along with securities registered in the name of WARRIOR CAPITAL, LLC, in the appropriate amounts as per the terms of Section B above.

Darrel T. Uselton, ProTrading.com

By:	/s/ Darrel T. Uselton
By: Darrel T. Uselton
Title: Managing Director

HouseRaising, Inc.

Date: this 14th day of October, 2004	By:	/s/
Name: Robert McLemore
Title: President

Delivery Instructions

Certificates By Mail:   Warrior Capital, LLC
                                                                  16000 Barker’s Point Lane, Suite 170
                                                                  Houston, Texas 77079
                                                                  Phone (281) 584-0751

By Journal Transfer:   Ameritrade
                                                                   For Credit to: Warrior Capital, LLC
                                                                   Acct # 781292057

SCHEDULE A - INDEMNIFICATION

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that our role is advisory, the Company agrees to indemnify and hold harmless Uselton, his affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by the engagement of Uselton hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Uselton hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not however, be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party.
The Company agrees that if any indemnification or reimbursement sought pursuant to this letter is held by a court for any reason to not be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Uselton on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties to the Company and/or its stockholders and to Uselton with respect to Uselton’s engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Uselton is engaged to render financial advisory services bears to (ii) the fees paid to Uselton in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Uselton pursuant to such engagement (excluding amounts received by Uselton as reimbursement of expenses).
The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Uselton’s engagement and (iv) whether or not Uselton shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.